Reading International Reports

2016 Full Year and Fourth Quarter Results

•	Generated Record Full Year and Fourth Quarter Revenues
•	Real Estate Projects Advance
•	$25,000,000 Stock Repurchase Program Approved

Earnings Webcast to Post on Corporate Website on

Thursday Morning,  March 16, 2017

Los Angeles, California - March 13, 2017 - Reading International, Inc. (NASDAQ: RDI) today announced results for the year-ended and quarter-ended December  31, 2016.

Consolidated revenues for the year-ended December 31, 2016 (“FY 2016”) increased by 5%, or $12.6 million, to $270.5 million,  our highest annual revenue level in our Company’s history.  We were pleased to note the higher operating performance of our cinema business driven by higher admissions and increased food and beverage (“F&B”) revenues.  Net income was lower by 59%, or $13.7 million, to $9.4 million, primarily due to (i) gain on sale of investment properties benefiting EPS by $0.47 in 2015, (ii) higher general and administrative expenses in 2016 (mostly due to higher legal and audit/tax expenses that we consider to be non-recurring), and (iii) casualty loss relating to the 2016 earthquake damage to our parking structure in Wellington, New Zealand. These items offset higher 2016 operating performance.  As a result, our Earnings per Share (“EPS”) for FY 2016 decreased by $0.59 to $0.40 from prior year.

Revenues for the quarter-ended December 31, 2016 (“Fourth Quarter 2016”) slightly increased by 1%, or $800,000, to $67.5 million, mainly due to higher operating performance of our cinema business offset by lower returns on our real estate segment this year due to redevelopment and expansion projects of several of our properties. Net income decreased significantly by 89%, or $3.2 million, to $0.4 million.  Similarly, our EPS for the quarter decreased by $0.13, to $0.01, as a result of (i) higher general and administrative expenses and (ii) casualty loss relating to earthquake damage in Wellington, New Zealand, offset by higher admissions and F&B revenues in our cinema business. Fourth Quarter 2016 revenues represented the highest level achieved for any Fourth quarter in the history of our Company.

“Over the course of 2016, as well as in the fourth quarter, we delivered the highest revenue levels in our Company’s history for each respective timeframe as we continued to expand and refine our cinema portfolio, driving higher admissions and food and beverage revenue. Over the course of the year, we also continued to make progress on several value creation development projects in our real estate portfolio,” said Ellen Cotter, Chair, President and Chief Executive Officer. “We recently announced the pursuit of a three-year business strategy focused on the continued improvement of our existing cinemas to elevate the guest experience and the continued redevelopment of our real estate assets. Further, the Board authorized a $25 million stock repurchase program, underscoring the confidence we have in our business strategy. We are pleased with our results and look forward to continuing to execute on the initiatives we have underway to drive long-term value for our stockholders.”

The following table summarizes the Fourth Quarter and Full Year results for 2016 and 2015:

					% Change
	Quarter Ended		Year Ended		Favorable / (Unfavorable)
(Dollars in millions, except EPS)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	Q4 2016 vs. Q4 2015	2016 vs. 2015
Revenue	$67.5	$66.7	$270.5	$257.9	1%	5%
- US	39.4	39.4	143.1	138.8	--%	3%
- Australia	22.1	21.0	97.5	93.5	5%	4%
- New Zealand	6.0	6.3	29.9	25.6	(5)%	17%
Segment operating income(1)	$10.0	$9.2	$42.4	$38.9	9%	9%
Net income(2)	$0.4	$3.6	$9.4	$23.1	(89)%	(59)%

EBITDA(1)	$5.7	$9.2	$35.9	$50.1	(38)%	(28)%
Adjusted EBITDA(1)(3)	$8.4	$9.6	$41.0	$51.4	(13)%	(20)%
Basic EPS(2)	$0.01	$0.14	$0.40	$0.99	(91)%	(59)%

(1) Aggregate segment operating income;  earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”); and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

(3)The  Adjusted EBITDA for the year ended December 31, 2015 includes the gain on property sales amounting to $11.0 million.

2016 COMPANY HIGHLIGHTS

•	Operating Results. FY 2016 and Fourth Quarter 2016 Revenues represented the record annual level and the highest level achieved for any 4th Fourth Quarter in the history of our Company, respectively.
•	Cinema activities: We continue to grow our worldwide cinema circuit.
▪

On October 21, 2016, we opened Olino by Consolidated Theatres, our ninth theatre in Hawaii and our first to open in the state since 2001.  Olino features luxurious amenities, including electric recliner seats, expansive wall-to-wall screens and pristine digital projection by Barco, the leader in digital cinema technology, and an elevated, locally inspired food and beverage menu. The theatre also features a TITAN LUXE, a premium auditorium with immersive sound by Dolby ATMOS.

▪	Our Board has greenlighted the development of 3 new leasehold cinemas in Australia and New Zealand, which are anticipated to come on line during 2018 and 2019.
▪	We continue to execute our strategic priority of upgrading F&B offerings, having obtained liquor licenses for 25 of our current cinema locations in the U.S., Australia and New Zealand.
•	Real estate activities
▪

Union Square Redevelopment: We secured construction financing for our Union Square property in December 2016.  Construction is now underway.  We anticipate the re-developed property will be ready for occupancy by the end of the second quarter of 2018. Retail leasing interest to date has been strong.  This redevelopment will add approximately 23,000 square footage of rentable space to the current square footage of the building for an approximate total of 73,322 square feet of rentable space, inclusive of anticipated BOMA adjustments and subject to lease negotiations and the final tenant mix.

▪

Newmarket Expansion: We commenced the construction during the third quarter of 2016 on our expansion project at our Newmarket shopping center in Brisbane, Australia, with a projected opening in the fourth quarter of 2017.  This expansion project includes the addition of an eight-screen Reading Cinemas and approximately 10,297 square feet of additional retail space and 142 carparks.

▪

Courtenay Central Redesign and Expansion:  While we continued to make progress throughout 2016 on our supermarket development project at our Courtenay Central shopping center in Wellington, New Zealand, on November 14, 2016, Wellington experienced an earthquake.  That earthquake rendered our parking structure unsafe and ultimately led to the demolition of that structure and temporary closure of our adjacent entertainment themed center (“ETC”), due to reopen late March 2017.  Our supermarket tenant remains committed to the site but has delayed commencement of construction in order to upgrade its supermarket to a “premium” offering.  Under the agreement to lease, our tenant is responsible for any increase in our costs resulting from those design changes.  In light of the demolition of the existing parking structure (most of the cost of which is covered by insurance), we are undertaking a comprehensive redesign analysis, intended to materially increase the amount of retail leasable space at the center and to better coordinate the interface between the parking structure and the remainder of the center.

▪

Manukau Land Rezoning:  In August 2016, the Auckland City Council re-zoned 64.0 acres of our 70.4 acre property in Manukau from agricultural to light industrial use.  The remaining 6.4 acres were already zoned for heavy industrial use.  Now that our zoning enhancement goal is achieved, we are reviewing our options with respect to the value realization opportunities and commercial exploitation of this asset.

▪

Occupancy of New Headquarters Building:  We have relocated our corporate headquarters into the 24,000 square foot Culver City office building that we purchased in April 2016. We currently use approximately 50% of the leasable area for our corporate headquarters and intend to lease, over time, the remainder to unaffiliated third parties.  We purchased the property for $11.2 million in cash, financing the property in December 2016, with an $8.4 million 10-year, fixed-rate mortgage at 4.64%.

▪

Taupo Closing:  On March 31, 2016, we closed the second of two definitive sale agreements for our Taupo property in New Zealand, for which we received the remaining sales price of $831,000 (NZ$1.2 million).

▪

Burwood Early Payment:  Frasers Property Australia, the buyer of our Burwood Property, has informed us that it is under contract to sell a portion of this property and a potential prepayment of $15.8 million (AU$21.8 million) of our sale price is expected during the second quarter of 2017.

•

Settlement of STOMP Arbitration.     In April 2016, we received a Final Award of $2.3 million in our arbitration with The STOMP Company Limited Partnership (“Stomp”), the producer of the show STOMP.  In September 2016, we entered into a Payment Agreement with Stomp designed to allow the Company to recover the entire Final Award (plus interest at 4%), while at the same time allowing the show, STOMP, to continue playing at our Orpheum Theater.  Based on an agreed payment schedule, we  received $415,000 of the $2.3 million in 2016.

•

Withdrawal of Derivative Lawsuit.  In July 2016, all stockholder plaintiffs in the consolidated derivative cases other than James J. Cotter, Jr. (the “Independent Plaintiff Stockholders”)  entered into a settlement agreement with the Company and all of the Company’s directors (other than James J. Cotter, Jr.) and withdrew their claims.  The settlement was approved by the District Court of the State of Nevada for Clark County and judgment dismissing with prejudice the claims of the Independent Plaintiff Stockholders was entered on October 20, 2016.

•

Key Changes in Borrowing Arrangements.  During the second half of 2016, we made the following key changes in our financing arrangements which provided us flexibility for future use, enhanced our working capital position and contributed to an increase in our overall borrowing capacity by $47.5 million:

▪	negotiated in December 2016 the $57.5 million 3-year term construction financing for our Union Square redevelopment project;
▪

refinanced the maturing $15.0 million loan secured by our Cinemas 1,2,3 property, with a 3-year $20.0 million term loan to, among other things, provide working capital for pre-development activities of the site;

▪	replaced a significant portion of the funding that we used to purchase the new U.S. Corporate Headquarters in Los Angeles through the new $8.4 million loan with 10-year repayment term; and,
▪	extended the maturity date of our $5.0 million Bank of America line of credit for two more years.
•

Recognition of Gift Card and Certificate Breakage Income.  Effective the fourth quarter of 2016, we elected to commence recognizing breakage income on our sales of gift cards and gift certificates in the U.S. As a result of this change, breakage revenues recognized were $618,000, $542,000 and $494,000 for the years ended December 31, 2016, 2015 and 2014.

•	$25M Stock Repurchase Program: The Board of Directors has authorized a stock repurchase program to repurchase up to $25 million of Reading’s Non-Voting Common stock.
•

Three Year Business Strategy: On March 2, 2017, the Board of Directors approved management’s three year business strategy for our Company, which focuses on the continued development of new cinemas in the United States, Australia and New Zealand, the continued improvement of our existing cinemas to elevate the guest experience, presentation and food and beverage program, and the continued re-development of our various real estate assets (including our Union Square and Cinemas 1,2&3 properties in New York City and our Australia and New Zealand Entertainment Themed Centers).

SEGMENT RESULTS

The following table summarizes the Fourth Quarter and Full Year segment operating results for 2016 and 2015:

	Quarter Ended			Year Ended
			% Change			% Change
(Dollars in thousands)	December 31, 2016	December 31, 2015(1)	Favorable/ (Unfavorable)	December 31, 2016	December 31, 2015(1)	Favorable / (Unfavorable)
Segment revenue
Cinema
United States	$38,544	$37,853	2%	$139,819	$133,424	5%
Australia	20,085	19,061	5%	89,053	86,235	3%
New Zealand	5,714	5,684	1%	28,050	23,164	21%
Total	$64,343	$62,598	3%	$256,922	$242,823	6%
Real estate
United States	$848	$1,552	(45)%	$3,271	$5,342	(39)%
Australia	3,224	2,948	9%	13,334	11,374	17%
New Zealand	884	1,172	(25)%	4,312	4,863	(11)%
Total	$4,956	$5,672	(13)%	$20,917	$21,579	(3)%
Inter-segment elimination	(1,848)	(1,580)	(17)%	(7,366)	(6,537)	(13)%
Total segment revenue	$67,451	$66,690	1%	$270,473	$257,865	5%
Segment operating income (loss)
Cinema
United States	$5,288	$4,398	20%	$12,351	$10,190	21%
Australia	3,263	3,286	(1)%	18,101	17,988	1%
New Zealand	411	691	(41)%	5,046	3,940	28%
Total	$8,962	$8,375	7%	$35,498	$32,118	11%
Real estate
United States	$391	$(1,340)	129%	$690	$(450)	253%
Australia	1,077	1,661	(35)%	5,252	5,400	(3)%
New Zealand	(383)	523	(173)%	987	1,846	(47)%
Total	$1,085	$844	29%	$6,929	$6,796	2%
Total segment operating income (2)	$10,047	$9,219	9%	$42,427	$38,914	9%

(1) 2015 Balances included the restatement impact as a result of a change in accounting principle relating to the recognition of gift card and gift certificate breakage income.

(2) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Fourth Quarter 2016 Results

Cinema segment operating income increased by 7%,  or  $587,000, to $9.0 million for the Fourth Quarter 2016 compared to Fourth Quarter 2015, primarily driven by higher admissions and F&B revenues.

Below are the results by country:

•

In the United States, Fourth Quarter revenue increased by 2%, or $691,000, primarily driven by (i) higher average ticket prices, (ii) increased F&B revenues, and (iii) the opening of our new luxury 8-screen cinema (Olino by Consolidated Theatres) in Hawaii in October 2016.

•	Australia cinema revenue, stated in U.S. dollars, increased by 5%, or $1.0 million, primarily due to increase in attendance offset by a reduction in average ticket prices.
•

New Zealand cinema revenue, stated in U.S. dollars, increased slightly by 1%, or $30,000, due to increased attendance (including the impact of the opening of our LynnMall cinema in November 2015),  reduced by the temporary closure of our Reading Cinema in Courtenay Central ETC resulting from the November 2016 earthquake in Wellington, New Zealand.

The top three grossing films for the Fourth Quarter 2016 were “Rogue One: A Star Wars Story”, “Fantastic Beasts and Where to Find Them”, and “Moana” representing approximately 28% of our worldwide admission revenues for the quarter.   The top three grossing films in the Fourth Quarter 2015 in our worldwide cinema circuits were “Star Wars: The Force Awakens”, “Hunger Games:  Mockingjay Part 2”, and “The Martian”, which represented approximately 37% of our admission revenues, with Star Wars taking 19% share alone.

Full Year 2016 Results

Cinema segment operating income increased by 11%, or $3.4 million, to $35.5 million for FY2016 compared to FY2015, (i) primarily driven by higher admissions and F&B revenues and the impact of new and re-opening cinemas mostly during the last quarter of 2015,  and (ii) benefits from the closure of our underperforming Gaslamp cinema in January 2016, partially offset by minor unfavorable foreign currency movements.

Below are the results by country:

•

In the United States, 2016 revenues increased by 5%, or $6.4 million, primarily driven by higher average ticket prices, higher F&B revenues and the impact of the refurbishment and rebranding of our Carmel Mountain theatre in San Diego, CA to an Angelika Film Center in October 2015, offset by the impact of the closure of our Gaslamp cinema in San Diego and the slight decline (1%) in attendance.

•

Australia’s cinema revenue, stated in U.S. dollars, increased by 3%, or $2.8 million, primarily due to an 11% increase in attendance (including the impact of the refurbishment of our cinema in Harbourtown in September 2015), offset by minor unfavorable foreign currency movements and reduction in average ticket prices.

•

In New Zealand, cinema revenue increased by 21%, or $4.9 million, mainly due to a  27% increase in attendance, including the impact of a full year of revenues from our LynnMall cinema opened in November 2015.  The New Zealand exhibition market benefited from the most successful local film release of all time, “Hunt for the Wilderpeople”.

The top three grossing films for FY 2016 were “Finding Dory”, “Deadpool”, and “Suicide Squad” representing approximately 10% of Reading’s worldwide admission revenues, compared with the top three grossing films a year ago:  “Star Wars: The Force Awakens”, “Jurassic World”, and “Fast & Furious 7”, which represented approximately 13% of our admission revenues.

Real Estate

Fourth Quarter 2016 Results

Real estate segment operating income increased by 29%, or $241,000, to $1.1 million for the Fourth Quarter 2016 compared to Fourth Quarter 2015, for the same reasons noted below in the “Full Year 2016 Results.”

Full Year 2016 Results

Real estate segment operating income increased by 2%, or $133,000, to $6.9 million for the year ended December 31, 2016 compared to 2015, primarily attributable to: (i) $2.2 million less legal fees incurred in the “STOMP” arbitration process compared to 2015, (ii) the STOMP settlement ($415,000 was collected in 2016 which was recorded as a recovery against legal expenses allocated to this segment in 2016), and (iii) an increase in property rental income in Australia of $2.0 million of which $2.7 million was attributed to Cannon Park in Australia purchased in December 2015 (offset by a reduction of $706,000 relating to the existing sites), offset by the closure of the Union Square property in New York for redevelopment as well as a reduction in revenue due to the earthquake and redevelopment of our Courtenay Central assets in Wellington, New Zealand.

Below are the results by country:

•

In the U.S., revenues decreased by 39% (or $2.1 million) due to the termination of retail tenancies and the termination of our live theater business at our Union Square property in New York, which is currently being re-developed;

•	In Australia, property rental income increased by 17% (or $2.0 million) due to the impact of Cannon Park purchased in December 2015, offset by minor unfavorable foreign currency movements.
•

In New Zealand, property rental income decreased by 11% (or $551,000) due to the temporary closure of our Courtenay Central ETC as a result of the earthquake and the 2015 sale of our Taupo property, in addition to minor foreign currency movements.

CONSOLIDATED AND NON-SEGMENT RESULTS

The Fourth Quarter and Full Year consolidated and non-segment results for 2016 and 2015 are summarized as follows:

	Quarter Ended			Year Ended
			% Change			% Change
(Dollars in thousands)	December 31, 2016	December 31, 2015	Favorable / (Unfavorable)	December 31, 2016	December 31, 2015	Favorable/ (Unfavorable)
Segment operating income	$10,047	$9,219	9%	$42,427	$38,914	9%
Non-segment income and expenses:
General and administrative expense	(7,028)	(4,287)	(64)%	(21,721)	(14,924)	(46)%
Interest expense, net	(1,592)	(1,234)	(29)%	(6,782)	(7,304)	7%
Casualty loss	(1,421)	--	(100)%	(1,421)	--	nm
Gain on sale of assets	--	--	--%	393	11,023	(96)%
Equity earnings of unconsolidated joint ventures	191	289	(34)%	999	1,204	(17)%
Other	(45)	151	(130)%	(458)	(734)	(38)%
Total non-segment income and expenses	$(9,895)	$(5,081)	(95)%	$(28,990)	$(10,735)	(170)%
Income before income taxes	152	4,138	(96)%	13,437	28,179	(52)%
Income tax expense	202	(543)	(137)%	(4,020)	(5,148)	(22)%
Net income	$354	$3,595	(90)%	$9,417	$23,031	(59)%
Net (income)/loss attributable to noncontrolling interests	(2)	19	(111)%	(14)	79	(118)%
Net income attributable to RDI common stockholders	$352	$3,614	(90)%	$9,403	$23,110	(59)%

Fourth Quarter 2016 Results

Net income attributable to RDI common stockholders was significantly lower by $3.3 million or 90%. This reduction was mainly due to: (i)  a  $2.7 million increase in non-segment general and administrative expenses, and (ii) a  $1.4 million casualty loss relating to the 2016 Courtenay Central parking structure earthquake damage in Wellington, New Zealand.  These were offset by an increase in our segment operating income of $828,000. These key non-segment factors affecting our consolidated results for the Fourth Quarter 2016 are discussed in more detail below:

•	Non-segment general and administrative expense

Non-segment general and administrative expenses for the Fourth Quarter increased by $2.7 million or 64%, to $7.0 million.  This increase was significantly due to the $2.4 million increase in legal fees, not covered by our D&O insurance.

•	Casualty loss

Our parking structure at Courtenay Central in Wellington, New Zealand was significantly damaged by the earthquake on November 14, 2016 and has subsequently been demolished for safety reasons.  We filed an insurance claim to recover the impairment loss on the parking structure and the ancillary demolition costs.  The $1.4 million casualty loss relates to the 5% deductible portion calculated based on the estimated value of the insured parking structure and the portion of demolition costs that may not be recoverable under our insurance policy.

Full Year 2016 Results

Net income attributable to RDI common stockholders was lower by $13.7 million or 59%, to $9.4 million. This reduction was mainly due to: (i)  a $10.6 million higher gain on one-time property sales in 2015 compared to 2016, (ii) a  $6.8 million increase in non-segment general and administrative expenses, and (iii) a  $1.4 million casualty loss relating to the 2016 Courtenay Central parking structure earthquake damage in Wellington, New Zealand.  These were offset by the (i) increase in our segment operating income of $3.5 million and (ii) a  $1.1 million reduction in income tax expense.  The key non-segment factors affecting our consolidated results for FY 2016 are discussed in more detail below:

•	Gain on sale of assets

Net gain on sale of assets for 2016 decreased by $10.6 million, primarily due to the following sale transactions resulting in gains realized in 2015: (i) the sale of our Doheny Condo in Los Angeles resulting in a $2.8 million gain during Q1 2015, (ii) the closing of the sale of Moonee Ponds in Australia for a gain of $8.0 million (AU$10.3 million) during Q2 2015 and (iii) the gain on the first of two sale agreements for our Taupo Property in New Zealand in the amount of $246,000 (NZ$353,000) during Q2 2015, compared to the gain from the final closing of the second sale agreement of the Taupo property in New Zealand in the amount of $393,000 (NZ$585,000) realized in Q1 2016.

•	Non-segment general and administrative expense

Non-segment general and administrative expense for 2016 increased by $6.8 million or 46%, to $21.7 million.  Significant elements of this increase were as follows: (i) higher legal expenses ($3.2 million), (ii) release of over accruals for prior years’ bonus accruals during 2015 resulting in lower general & administrative expenses in 2015 ($1.6 million), (iii) additional expenses incurred in 2016 in connection with the 2015 year-end audit ($960,000), (iv) expenses incurred in connection with the change in status of certain executives ($400,000), and (v) higher compensation expense relating to equity-based performance awards as a result of the introduction of restricted stock units ($419,000).  The additional expenses incurred for the 2015 audit (not accrued in 2015) related to the further review of the Company’s tax matters for prior years.  We do not expect expenses incurred in connection with the year-end audit and the expenses connected with the change in status of certain executives to recur.

The increase in legal expenses in 2016 mainly relate to the defense of the derivative litigation, the arbitration of certain claims related to the termination of James J. Cotter, Jr. as our President and Chief Executive Officer, and on a more limited basis, for the work undergone to improve corporate governance matters.

•	Casualty loss

Refer to further discussion in Fourth Quarter 2016 Results.

•	Interest expense, net

Interest expense (net of interest income) decreased by $522,000 or 7%, mainly due to a reduction in interest rates as a result of our renegotiation of loan arrangements, offset by an increase in loan balance necessitated by our capital project needs.

•	Income tax expense

Income tax expense decreased by $1.1 million, or 22%, compared to 2015, mainly due to reduction in pre-tax income.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $33.6 million, to $405.8 million at December 31, 2016 compared to $372.2 million at December 31, 2015, primarily driven by the following:

(i)

increase in our properties due to the acquisition of the new corporate headquarters in Los Angeles; costs relating to our various value-creation projects, notably the Union Square redevelopment project in New York and expansion projects for our Newmarket and Courtenay Central centers; and capital expenditures relating to the opening of Olino (our new cinema in Hawaii) and enhancements to our existing cinemas; and,

(ii)	recognition of an insurance recoverable asset relating to expected demolition costs as a result of the earthquake damage to our Courtenay Central parking structure.

Cash and cash equivalents at December 31, 2016  were $19.0 million, including $10.5 million in the U.S., $6.3 million in Australia, and $2.2 million in New Zealand.  We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

The table below demonstrates the changes in our financing arrangements, working capital position and other relevant information addressing our liquidity for the last five years:

($ in thousands)	2016	2015(2)	2014(2)	2013(3)	2012(3)
Net Cash from Operating Activities	30,188	28,574	28,343	25,183	25,496
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$19,017	$19,702	$50,248	$37,696	$38,531
Unused borrowing facility	117,599	70,134	45,700	19,400	23,300
Restricted for capital projects(1)	62,024	10,263	--	--	--
Unrestricted capacity	55,575	59,871	45,700	19,400	23,300
Total resources at 12/31	136,616	89,836	95,948	57,096	61,831
Total unrestricted resources at 12/31	74,592	79,573	95,948	57,096	61,831
Debt-to-Equity Ratio
Total contractual facility	$266,233	$207,075	$201,318	$187,860	$219,897
Total debt (gross of deferred financing costs)	148,535	130,941	164,036	168,460	196,597
Current	567	15,000	38,104	75,538	28,714
Non-current	147,968	115,941	125,932	92,922	167,883
Total book equity	146,615	138,951	133,716	123,531	130,954
Debt-to-equity ratio	1.01	0.94	1.23	1.36	1.50
Changes in Working Capital
Working capital (deficit)	$6,655	$(35,581)	$(15,119)	$(75,067)	$(25,074)
Current ratio	1.10	0.51	0.84	0.43	0.75
Capital Expenditures (including acquisitions)	$49,166	$53,119	$14,914	$20,082	$13,723

(1) This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

(2) Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Note 2 – Summary of Significant Accounting Policies – Accounting Changes). No changes made, except for the Stockholders’ Equity balance as of 12/31/2014, as we were not required to present the restatement numbers as of December 31, 2014 for Balance Sheet.

(3) Years 2013 and 2012 are periods not covered by the restatement as a result of a change in accounting principle.

Below is a summary of the available credit facilities as of December 31, 2016:

	As of December 31, 2016
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$39,950	$15,050	$--	$15,050
Bank of America Line of Credit (USA)	5,000	--	5,000	--	5,000
Union Square Construction Financing (USA)	57,500	8,000	49,500	49,500	--
NAB Corporate Term Loan (AU) (1)	48,080	28,558	19,522	--	19,522
Westpac Corporate Credit Facility (NZ) (1)	36,877	8,350	28,527	12,524	16,003
	$202,457	$84,858	$117,599	$62,024	$55,575

(1) These borrowings are denominated in foreign currency and were translated into U.S. dollars based on the applicable exchange rates as of December 31, 2016.

The $62.0 million representing borrowings restricted for capital projects is composed of the $49.5 million and $12.5 million (NZ$18.0 million) unused capacity for Union Square development uses and construction funding for New Zealand operations, respectively.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by US GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental performance measure.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, and depreciation and amortization expense (whether allocated to our segments or not). EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We have included EBITDA in this Earnings Release as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable items, described as follows:

▪

Casualty loss –  this refers to the non-recoverable portion of our insurance claim relating to the 2016 earthquake damage of our Courtenay Central parking structure in Wellington, New Zealand.  We have considered this to be an appropriate adjustment for purposes of determining Adjusted EBITDA in accordance with the 2-year SEC requirement for determining an item as non-recurring, infrequent or unusual in nature.

▪

Legal expenses relating to the derivative litigation and James J. Cotter, Jr. employment arbitration –While we have started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it become necessary to vigorously defend the Company’s position in the derivative litigation and to resolve Mr. Cotter, Jr.’s claims relating to his termination.  For this reason, these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

We have not made adjustments for any gains relating to property sales in line with our overall business strategy that any time, we may decide to dispose of any property when we believe that an asset had reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

Reconciliation of EBITDA and Adjusted EBITDA to net income is presented below:

	Quarter Ended		Year Ended
(Dollars in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$575	$3,614	$9,626	$23,110
Adjustments for:
Interest expense, net	1,592	1,234	6,782	7,304
Income tax expense	(425)	543	3,797	5,148
Depreciation and amortization	3,923	3,793	15,689	14,562
EBITDA	$5,665	$9,184	$35,894	$50,124
Adjustments for:
Casualty loss	1,421	--	1,421	--
Legal expenses relating to the derivative ligation and Cotter employment arbitration	1,333	416	3,651	1,236
Adjusted EBITDA	$8,419	$9,600	$40,966	$51,360

Conference Call via Webcast

Ellen Cotter,  Chair, President & Chief Executive Officer, Dev Ghose, Executive Vice President & Chief Financial Officer, and Andrzej Matyczynski, Executive Vice President for Global Operations, will hold a conference call via webcast to discuss our 2016 Full Year and 4th Quarter Results, to be posted at Thursday Morning,  March  16, 2017.    Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on or before Tuesday,  March 14, 2017.    Interested parties may access the audio webcast by visiting the Company’s website at http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

▪	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
▪

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment themed centers (“ETC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com );
o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	44 Union Square (http://44unionsquare.com ).
•	in Australia, under the
o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Auburn Redyard brand (http://www.auburnredyard.com.au);
o	Cannon Park brand (http://www.cannonparktownsville.com.au); and
o	Newmarket Village brand (http://newmarket-village.com.au).
•	in New Zealand, under the
o	Reading Cinema brand (http://www.readingcinemas.co.nz); and.
o	Courtenay Central brand (http://www.courtenaycentral.co.nz).

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that 10 we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

	Quarter Ended (Unaudited)		Year Ended (Audited)
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015(1)
Revenue
Cinema	$64,343	$62,600	$256,922	$242,823
Real estate	3,108	4,091	13,551	15,042
Total revenue	67,451	66,691	270,473	257,865
Costs and expenses
Cinema	(49,659)	(49,182)	(198,523)	(190,007)
Real estate	(2,416)	(3,944)	(9,044)	(10,948)
Depreciation and amortization	(3,923)	(3,793)	(15,689)	(14,562)
General and administrative	(8,534)	(4,916)	(26,906)	(18,652)
Total costs and expenses	(64,532)	(61,835)	(250,162)	(234,169)
Operating income	2,919	4,856	20,311	23,696
Interest income	12	261	86	1,268
Interest expense	(1,604)	(1,495)	(6,868)	(8,572)
Casualty loss	(1,421)	--	(1,421)	--
Net gain on sale of assets	--	--	393	11,023
Other income (expense)	55	227	(63)	(440)
Equity earnings of unconsolidated joint ventures	191	289	999	1,204
Income before income taxes	152	4,138	13,437	28,179
Income tax expense	202	(543)	(4,020)	(5,148)
Net income	$354	$3,595	$9,417	$23,031
Less: Net income (loss) attributable to noncontrolling interests	2	(19)	14	(79)
Net income attributable to Reading International, Inc. common shareholders	$352	$3,614	$9,403	$23,110
Basic income per share attributable to Reading International, Inc. shareholders	$0.01	$0.14	$0.40	$0.99
Diluted income per share attributable to Reading International, Inc. shareholders	$0.02	$0.14	$0.40	$0.98
Weighted average number of shares outstanding–basic	23,320,048	23,293,696	23,320,048	23,293,696
Weighted average number of shares outstanding–diluted	23,521,157	23,495,618	23,521,157	23,495,618

(1) Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Note 2 – Summary of Significant Accounting Policies – Accounting Changes in our 2016 Form 10-K).

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	December 31,	December 31,
	2016	2015(1)(2)
ASSETS
Current Assets:
Cash and cash equivalents	$19,017	$19,702
Receivables	8,772	10,036
Inventory	1,391	1,122
Prepaid and other current assets	5,787	5,640
Land held for sale – current	37,674	421
Total current assets	72,641	36,921
Operating property, net	211,886	210,298
Land held for sale – non-current	--	37,966
Investment and development property, net	43,687	23,002
Investment in unconsolidated joint ventures	5,071	5,370
Investment in Reading International Trust I	838	838
Goodwill	19,828	19,715
Intangible assets, net	10,037	9,889
Deferred tax asset, net	28,667	24,584
Other assets	13,111	3,615
Total assets	$405,766	$372,198
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$26,479	$23,638
Film rent payable	10,528	9,291
Debt – current portion	567	14,887
Taxes payable	3,523	5,275
Deferred current revenue	10,758	11,771
Other current liabilities	14,131	7,640
Total current liabilities	65,986	72,502
Debt – long-term portion	115,707	87,101
Subordinated debt	27,340	27,125
Noncurrent tax liabilities	19,953	16,457
Other liabilities	30,165	30,062
Total liabilities	$259,151	$233,247
Commitments and contingencies (Note 12)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,856,267 issued and 21,497,717 outstanding at December 31, 2016 and 32,831,113
issued and 21,654,302 outstanding at December 31, 2015	$230	$229
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2016 and 2015	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2016 and 2015	--	--
Additional paid-in capital	144,569	143,815
Retained earnings (accumulated deficit)	1,680	(7,723)
Treasury shares	(16,374)	(13,524)
Accumulated other comprehensive income	12,075	11,806
Total Reading International, Inc. stockholders’ equity	142,197	134,620
Noncontrolling interests	4,418	4,331
Total stockholders’ equity	$146,615	$138,951
Total liabilities and stockholders’ equity	$405,766	$372,198

(1)  Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Note 2 – Summary of Significant Accounting Policies – Accounting Changes in our 2016 Form 10-K).